                               DATED: 23 MAY 2006

                          BEDELL TRUST COMPANY LIMITED

                                       AND

                           TURQUOISE FUNDING 1 LIMITED

                                       AND

                                  HSBC BANK PLC

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                          CORPORATE SERVICES AGREEMENT

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                                 Bedell Cristin
                                  26 New Street
                                   St. Helier
                                     Jersey
                                 Channel Islands
                             SMH/ALC/SAT/094585/0024
                                     1321431

                                                       8

THIS AGREEMENT is made on twenty third May two thousand and six.

BETWEEN:

(1)     BEDELL TRUST COMPANY LIMITED a company incorporated in Jersey whose registered office is situate at 26 New Street, St. Helier, Jersey,
        Channel Islands (the "Service Provider"); and

(2)     TURQUOISE FUNDING 1 LIMITED a company incorporated in Jersey whose registered office is situate at 26 New Street, St. Helier, Jersey,
        Channel Islands as aforesaid (the "Company"); and

(3)     HSBC BANK PLC whose registered office is at Level 4, 8 Canada Square,
        London, E14 5HQ (the "Originator").

RECITALS:-

(A)     The Company was incorporated in Jersey on 27 January, 2006 for the purpose of participating in a financing programme relating to certain credit card receivables originated or to be originated by HSBC Bank plc.

(B)     The Company requires corporate administration services to be provided to it in Jersey and the Service Provider is willing to provide or arrange the provision of such services as specified in the Schedule hereto on the terms hereinafter set out.

NOW BY THIS AGREEMENT:

DEFINITIONS

1.      (a)     "Delegate" shall mean and include the Partnerships together with any or all of the respective officers, employees, servants, successors, assigns or duly appointed agents of each of the
                Service Provider and the Partnerships.

        (b)     "Island" shall mean the Island of Jersey, Channel Islands.

        (c)     "MLO" shall mean the Money Laundering (Jersey) Order 1999 and any other applicable regulations from time to time relating to prevention of use of the financial system for the purpose of money laundering and made pursuant to the Proceeds of Crime
                (Jersey) Law 1999.

        (d)     "the Partnerships" shall mean the partners for the time being of
                (i) Bedell Cristin, Jersey Advocates and (ii) the Bedell Group
                Partnership ("Bedell Group").

        (e)     "Services" shall mean the services to be provided by the Service
                Provider pursuant to this Agreement as set out in the Schedule hereto.

        (f)     "Transaction" means the securitisation programme for the
                purposes of which the Company was established.

        (g)     "Transaction Documents" means such agreements or other documents to which the Company shall be party from time to time in
                connection with the Transaction.

                Unless otherwise defined herein, terms and expressions defined in the Transaction Documents shall bear the same meaning when used in this Agreement.

APPOINTMENT

2.1     The Company hereby appoints the Service Provider to provide or procure the provision of the Services and the Service Provider agrees to provide or procure the provision of the Services to the Company.

2.2     The Originator acknowledges and agrees to such appointment upon the terms of this Agreement. The Originator shall not acquire any rights or incur any liabilities hereunder except as expressly stated herein.

2.3     The obligations of the Service Provider under this Agreement are solely the obligations of the Service Provider. No recourse shall be had in respect of any obligation or claim arising out of or based upon this
        Agreement or any relevant Transaction Document against any employee, officer, director, nominee or Delegate of the Service Provider save where the claim, demand, liability, cost or expense in connection therewith arises from the fraud, bad faith, wilful misconduct or gross negligence of such employee, officer, director, nominee or Delegate of the Service Provider.

SCOPE OF AUTHORITY

3.      The Service Provider agrees with the Company and the Originator that in providing the Services it will comply with any proper instructions, directions or orders communicated in writing or by facsimile which may from time to time be given to the Service Provider by the Company or any director of the Company PROVIDED ALWAYS THAT in cases approved in advance by the Company the Service Provider may also act on oral instructions given by any director of the Company. The Service Provider shall be fully protected when acting upon proper instructions without any duty to make enquiry as to the genuineness or authenticity of instructions.

DELEGATION

4.      In the performance of the Services the Service Provider may engage at its own expense any Delegate to carry out any or all of its duties hereunder as it thinks fit without requiring any prior authorisation.
        The Service Provider shall not be responsible for any misconduct or negligence on the part of any person appointed by it with due care to provide any of the Services.

LIMITATION OF DUTIES

5.1     Notwithstanding the Services agreed to be provided by the Service
        Provider hereunder, nothing in this Agreement shall require the Service
        Provider or any Delegate to act in any manner which they consider or any one of them considers may:-

        (a)     conflict with any of the provisions of the Company's Memorandum and Articles of Association;

        (b)     conflict with any laws or regulations in force in the Island or the terms of any permits consents, licences or applicable Codes of Practice issued thereunder by any competent authority in the
                Island and binding on or having effect in relation to the
                Company or the Service Provider; and/or

        (c)     expose the Service Provider or any Delegate to any risk of civil or criminal liability or prosecution in any jurisdiction.

5.2      The Company agrees and acknowledges:

        (a)     that it will be responsible for compliance with MLO in the conduct of its business where applicable; and

        (b)     that, for the purposes of MLO:

                (i)     the Service Provider will retain any client
                        identification verification records provided to it by
                        the Company from time to time with the corporate records
                        of the Company;

                (ii)    the employee or agent of the Bedell Group for the time
                        being discharging the functions of the money laundering
                        reporting officer for the Service Provider will be the
                        person to whom any relevant report should be made by any
                        Delegate handling relevant financial services business
                        for the Company and the procedures adopted in that
                        connection shall be those from time to time prescribed
                        by the Bedell Group or Service Provider; and

                (iii)   MLO employee training procedures in respect of Delegates
                        shall be those procedures adopted in that connection
                        from time to time by the Bedell Group or Service
                        Provider.

        (c)     that, during the continuance of this Agreement, the Company and/or the Originator shall:

                (i)     provide the Service Provider with all such information,
                        documentation and records as the Service Provider may
                        reasonably require to enable it to perform its duties
                        hereunder;

                (ii)    keep the Service Provider fully informed as to any
                        change in the business, affairs, financial position and
                        prospects of the Company which is or is likely to be
                        material to the Service Provider; and

                (iii)   neither cause nor permit anything to be done which will
                        or may be calculated to impose any civil or criminal
                        liability or penalty on the Service Provider or any
                        Delegate.

EXPERTISE

6.      The Service Provider is not an expert in, nor does it hold itself or the
        Partnerships out as being experts in or having any knowledge of, the law of any jurisdiction other than the laws of the Island and each of the
        Company and the Originator hereby acknowledges that the Company has not received nor will it receive any advice from the Service Provider or the
        Partnerships on any matter affecting the Company, other than in respect of laws or regulations in force in the Island.

REMUNERATION

7.      The Company hereby acknowledges and agrees that the Service Provider (or either of the Partnerships on behalf of the Service Provider) will charge the Company fees, and authorises the Service Provider (or either of the Partnerships on its behalf) to obtain reimbursement from the
        Company of all disbursements reasonably incurred in connection with the provision of the Services, in each case as set out in a letter agreement of even date herewith between inter alios, the Service Provider, the
        Company and the Originator. The amount of such fees may be adjusted from time to time in accordance with any revised scale of charges generally applicable to the provision of services similar to the Services as the
        Service Provider may from time to time notify to the Company and the
        Originator at least one calendar month prior to such increased charges taking effect. For the avoidance of doubt it is hereby agreed that the
        Service Provider shall not be bound to make disbursement of expenses on behalf of the Company and may require to be put in funds to meet any such expenses as it may determine. Such fees shall be paid and expenses reimbursed by the Originator within thirty days of receipt of the
        Service Provider's invoice unless previously paid and reimbursed by the
        Company.

NON-PAYMENT OF FEES

8.      The Company acknowledges that if any fees and disbursements payable hereunder shall remain outstanding for more than thirty days after notification of the amount of such fees and disbursements has been sent to the Company (or its agent responsible for processing payment thereof)
        neither the Service Provider nor any Delegate shall be required to perform any further Services for the Company including, for the avoidance of any doubt, filing the annual return of shareholders or filing the Jersey Exempt Company Tax Return for the Company until all such fees and disbursements have been paid in full. Without prejudice to the generality of the foregoing, the Service Provider shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of the Services or in the exercise of any of its rights or powers hereunder if there are grounds for believing that the reimbursement of such expenditure or indemnity satisfactory to it against such risk or liability is not assured to it.

NON-PETITION UNDERTAKING

9.      The Service Provider hereby agrees that it shall not prior to the date which is two years and one day after the discharge in full of all obligations of the Company under the Transaction Documents take any corporate action or other legal steps or legal proceedings for the bankruptcy, winding up, dissolution, re-organisation, appointment of a receiver, administrator, administrative receiver, liquidator, sequestrator or similar officer of the Company or of any or all of the revenues and assets of the Company nor participate in any proceedings nor seek to enforce any judgment against the Company except in accordance with the provisions of the Transaction Documents.

CONFIDENTIALITY

10.     (1)     If at any time during the term of this Agreement the Service
                Provider or any Delegate may have or be deemed to have
                information about any transaction or matter affecting the
                Company neither the Service Provider nor any such Delegate shall be under any duty to disclose any such information to the
                Company if the Service Provider or such Delegate shall have obtained such information in the course of acting for any other clients or in any way other than in the provision of the
                Services under this Agreement.

        (2)     The Service Provider shall keep confidential and shall procure that its Delegates shall keep confidential all information concerning the Company and all transactions or matters dealt with by the Transaction Documents unless; (a) the Service
                Provider or any Delegate is required to disclose the same under the Transaction Documents or under the laws of the Island or pursuant to the order of any Jersey court or other court or regulatory authority having jurisdiction in any such transaction or matter; or (b) the Service Provider requires to disclose the same to its professional advisers who receive the same under a duty of confidentiality, or (c) the relevant information is already in the public domain otherwise than as a result of a breach of this provision.

CONFLICTS OF INTEREST

11.     (1)     The services of the Service Provider to the Company hereunder are not to be deemed exclusive and the Service Provider shall be free to render similar services to any other person for so long as its services hereunder are not impaired thereby and shall not be liable to account for any profits arising therefrom.

        (2)     The Company hereby acknowledges that the Service Provider is ultimately owned by the Bedell Group (which has some partners in common with Bedell Cristin) and agrees that the Service Provider provides the Services in the full knowledge that either of the
                Partnerships may have acted (or may hereafter act) for the
                Company or an arranger of the Transaction contemplated by the
                Transaction Documents.

TERMINATION

12.     (1)     This Agreement and the Services to be performed hereunder may be terminated:-

                (a)     on one month's notice in writing given by the Service
                        Provider to the Company; or

                (b)     on one month's notice in writing given by the Company to
                        the Service Provider.

        (2)     This Agreement shall be terminated immediately on written notice from the Service Provider to the Company if the Service Provider
                shall consider any of the following events to have occurred:-

                (a)     the Company becomes insolvent or is declared en desastre
                        (bankrupt) or is subject to a creditors' (insolvent)
                        winding-up in Jersey or is subject to any analogous
                        procedure in any other jurisdiction;

                (b)     the Company and/or the Originator commits any breach of
                        the terms of this Agreement which is incapable of remedy
                        or commits any other breach which is capable of remedy
                        but fails to remedy such breach after the Service
                        Provider has given at least thirty days' notice in
                        writing to the Company and the Originator requiring such
                        breach to be remedied; and/or

                (c)     any changes are made to the terms of any of the
                        Transaction Documents which affect the duties and
                        obligations of the Company thereunder and which changes
                        are expected to have a material adverse affect on the
                        Service Provider or the Partnerships unless any such
                        change has been previously approved by the Service
                        Provider.

        (3)     Upon the termination of this Agreement howsoever occurring, the
                Service Provider shall be entitled to resign, or procure the resignation of any Delegate, from each office and position held in relation to the Company including without prejudice to the generality of the foregoing the resignation of the secretary and the directors provided by the Service Provider and the Company shall forthwith notify the Service Provider of:-

                (a)     an address to be the new registered office of the
                        Company in Jersey in substitution for the Service
                        Provider's address;

                (b)     an address to which all the books and records of the
                        Company may be transferred provided always that the
                        Service Provider on behalf of the Partnerships shall
                        have a lien on all such books, records and documents of
                        the Company until all fees and disbursements up to the
                        date of termination of the Agreement have been paid; and

                (c)     the names of at least two persons into whose names the
                        shares in the Company shall be transferred.

        (4)     Upon the termination of this Agreement howsoever occurring, the
                Service Provider and the Bedell Group shall use their best endeavours to assist in the orderly transfer of the
                administration of the Company and shall be entitled to charge and be paid fees to the date of termination and at their
                respective normal rates in force at that time for any work done in transferring the administration of the Company. The
                termination of this Agreement shall be without prejudice to any antecedent liability of the parties hereto.

LIABILITY AND INDEMNITY

13.     (1)     The Service Provider and any Delegate shall use their respective best endeavours and exercise due care in performing the Services but neither the Service Provider nor any Delegate shall, in the absence of any fraud, bad faith, wilful misconduct or gross negligence on the part of the Service Provider or any Delegate, be liable to the Company or any other person for any loss or damage suffered arising out of the performance or non
                performance by the Service Provider or any Delegate of the
                Services.

        (2)     The Company and the Originator jointly and severally undertake
                (in the case of the Company to the extent permitted under its constitution) to indemnify and hold harmless the Service
                Provider and all Delegates (and officers of the Company, if not
                Delegates) against all actions, proceedings, accounts, claims or demands and any costs and expenses reasonably incurred in
                connection therewith which may be brought or made or threatened to be brought or made against the Service Provider or any
                Delegate (or officer of the Company, if not a Delegate) in connection with the affairs of the Company including without prejudice to the generality of the foregoing in connection with the Services provided by the Service Provider or any Delegate
                (or officer of the Company, if not a Delegate) hereunder
                provided that no person seeking indemnity hereunder in respect of such a liability shall be so entitled to the extent that any such liability shall have arisen solely from his or its fraud, bad faith, wilful misconduct or gross negligence. Expenses incurred in defending any action, suit or proceeding by a person who may be entitled to indemnity under the above provisions shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an
                undertaking by or on behalf of the person to whom payment is to be made that he will repay the amounts advanced if it shall ultimately be determined that he is not entitled to be
                indemnified by the Company in accordance with the above
                provisions. This indemnity shall continue in force
                notwithstanding the termination of this Agreement and shall continue as to a person who has ceased to be a director,
                officer, agent or other Delegate and shall inure to the benefit of the heirs, executors and administrators of such a person. To the extent necessary to give effect to the intention of the parties, the parties agree that the Service Provider shall hold the benefit of these indemnities in trust for such Delegates or other such persons not party to this Agreement.

        (3)     Without prejudice to the generality of the foregoing the
                Originator hereby waives any future claims (whether in contract, tort or otherwise) which may otherwise arise against any
                Delegate arising out of or as a result of such Delegate holding office as a director of the Company save to the extent that such claim shall have arisen solely from the fraud, bad faith, wilful misconduct or gross negligence on the part of the Delegate who is sought to be made liable.

DOCUMENT RETENTION

14.     After termination of this Agreement, the Service Provider is entitled to retain all papers and documents which have come into existence in the course of it providing the Services until all fees and disbursements due to it have been settled in full. Subject to payment in full of all fees and disbursements, the Service Provider will where a successor administrator has been appointed liaise with that administrator to provide all such original or copy documents as may be reasonably required by the successor administrator and will retain copies of documents at its discretion. The Service Provider reserves the right to require payment for its reasonable copying charges in advance of providing such documents. Thereafter, the Service Provider will keep all documents, correspondence, memoranda and notes which have been created in the course of provision of the Services, for ten years. During this period the Service Provider reserves the right, but has no obligation, to make electronic copies of any such documents, correspondence, memoranda and notes and, save for original signed documents, reserves the right to destroy hard copies and store the remainder of the filing electronically. After ten years continued retention (whether in electronic form or otherwise) files of papers and documents (other than originals) are subject to the Service Provider's right to destroy all such files at such time as it considers appropriate and unless it has been instructed to the contrary at or prior to the termination of provision of the Services. When the Service Provider is instructed to retain files beyond the ten year period, it reserves the right to charge for doing so. If after the termination of provision of the Services the
        Service Provider receives from any person entitled to do so a specific request for information concerning a matter in relation to the provision of the Services and/or a request to retrieve specific documents and other papers, the Service Provider reserves the right to charge for such services.

NOTICES

15.     Any notice to be given by any party to this Agreement to any other should be sent by post or by fax (at the sender's option) to the recipient at its address or fax number set out under its signature below
        (or at such other address or fax number as shall have been notified in writing for such purpose by the recipient). Any such notice shall be deemed to have been served (if posted) three business days after posting or (if sent by fax) on production by the sender's fax machine of a confirmation of transmission in full.

VARIATION

16.     Any amendment, variation or waiver of the terms of this Agreement shall be made in writing and shall be signed by or on behalf of each of the parties hereto.

COUNTERPARTS

17.     This Agreement may be executed in any number of counterparts, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

ASSIGNMENT

18.     The Service Provider shall not be entitled to assign all or any of its rights or benefits or to transfer any of its obligations hereunder provided that the Service Provider shall be entitled to delegate the performance of the Services pursuant to Clause 4.

GOVERNING LAW

19.     This Agreement shall be governed by and construed in accordance with the laws of Jersey and the parties submit to the non exclusive jurisdiction of the courts of Jersey in all matters arising out of or in connection with this Agreement.

IN WITNESS WHEREOF the parties hereto have entered into this Agreement on the date first above written.

THE SCHEDULE

Services to be provided by the Service Provider are as follows:-

(1)     perform all general company secretarial, registrar and company administration services for the Company (other than such services as shall be rendered to the Company pursuant to the Transaction Documents), including the provision of at least two directors and a secretary of the
        Company;

(2)     as and when requested by any director or the auditors, provide the directors or the auditors (as the case may be) with such information in connection with the Company as may be in the possession of the Service
        Provider or as may be reasonably obtained by it;

(3)     keep duplicate copy accounts of the Company provided by the directors
        (provided always that except where the Service Provider provides all the directors of the Company, the Service Provider shall have no responsibility for verifying the accuracy thereof and shall rely upon the information provided by the directors) and such books and records as are required by any applicable law or otherwise for the proper conduct of the affairs of the Company and, upon instructions from the directors, prepare for forwarding to members of the Company all statements and notices which the board is required to issue, send or serve in accordance with the Articles of Association of the Company;

(4)     give any necessary directions and information as instructed by the directors to any agents appointed by the directors pursuant to the
        Articles of Association of the Company;

(5)     provide an adequate staff and other facilities in the Island (including the provision of the Company's registered office, telephone and facsimile transmission facilities) for efficiently performing its functions as Service Provider and carrying on its duties hereunder
        (provided that neither the Company nor its directors shall be entitled to the exclusive use of such accommodation);

(6)     keep the common seal of the Company and the register of shareholders, issue share certificates, effect transfers and file timeously (insofar as the directors have duly approved, signed and delivered the same and monies in respect of applicable fees are made available by or on behalf of the Company) the Annual Return of shareholders, annual applications for exempt company status and any other applicable statutory returns and exempt company tax filings in the Island;

(7)     arrange for the convening of shareholders' and directors' meetings of the Company as and when required, provide facilities for holding such meetings in the Island and prepare and keep minutes of such meetings;

(8)     accept service of process and any other documents or notices to be served on the Company in the Island; and

(9)     provide such other corporate administration services as may be required by the Company from time to time and agreed by the Service Provider.

SIGNED by                                   )
for and on behalf of BEDELL                 )
TRUST COMPANY LIMITED                       )

Address for Notices:      26 New Street,
                          St. Helier,
                          Jersey JE2 3RA

Fax:                      44 1534 814815

SIGNED by                                   )
for and on behalf of TURQUOISE              )
FUNDING 1 LIMITED                           )

Address for Notices:      26 New Street,
                          St. Helier,
                          Jersey JE2 3RA

Fax:                      44 1534 814815

SIGNED by                                   )
for and on behalf of HSBC BANK PLC          )

Address for Notices:      Level 4,
                          8 Canada Square,
                          London,
                          E14 5HQ

Attention:                HSBC Card Services

Fax:                      44 20 7991 4663